                         SERIES A CONVERTIBLE PREFERRED
                            STOCK PURCHASE AGREEMENT




                                 By and between

                          POWER EFFICIENCY CORPORATION

                                       and

                           SUMMIT ENERGY VENTURES, LLC






                           Dated as of June 14, 2002.

                         SERIES A CONVERTIBLE PREFERRED
                            STOCK PURCHASE AGREEMENT



                  This Series A Convertible Preferred Stock Purchase Agreement (the "Agreement") dated as of June 14, 2002, is entered into by and between Power Efficiency Corporation, a Delaware corporation (the "Company") and Summit Energy Ventures, LLC, a Delaware limited liability company (the "Purchaser").

                  In consideration of the premises, mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Authorization and Sale of Series A Convertible Preferred Stock.

         1.1 Authorization. The Company has, or before the Closing (as defined in Section 2.1) will have, duly authorized the sale and issuance of up to 2,346,233 shares of its Series A-1 Convertible Preferred Stock, $0.001 par value per share (the "Series A-1 Preferred"), and additional shares of its Series A-2 Convertible Preferred Stock, $0.001 par value per share (the "Series A-2 Preferred"), all having the rights, restrictions, privileges and preferences set forth in the Company's Certificate of Designation attached hereto as Exhibit A (the "Certificate of Designation").

         1.2 Sale of Shares and Issuance of Warrant. Subject to the terms and conditions of this Agreement, at the Closing, the Company (i) will sell and issue to the Purchaser 2,346,233 shares of Series A-1 Preferred (the "Purchased Shares"), and the Purchaser will purchase such shares of Purchased Shares for the aggregate purchase price of $2,500,000 (the "Purchase Price"); and (ii) will issue to the Purchaser a warrant entitling the Purchaser to purchase, at its election, shares of common stock of the Company, $0.001 par value per share (the "Common Stock") or shares of Series A-2 Preferred, all upon proper exercise by the Purchaser, pursuant to the terms and conditions of the form of warrant attached hereto as Exhibit F (the "Warrant").

         1.3 Use of Proceeds. Subject to minor modifications as reasonably determined by management, the Company will use the net proceeds from the sale of the Purchased Shares in accordance with the Use of Proceeds schedule set forth on Exhibit B, attached hereto.

2. The Closing. The closing (the "Closing") of the sale and purchase of the Purchased Shares under this Agreement shall take place at the offices of Reed Smith LLP, One Riverfront Plaza, Newark, NJ 07102 at 10:00 a.m. on June 14, 2002, or at such other time, date and place as are mutually agreeable to the Company and counsel to the Purchaser or by facsimile, mail and wire transfer should the parties so agree. At the Closing, the Company will deliver to the Purchaser a certificate for the Purchased Shares, registered in the name of the Purchaser, against payment to the Company of the Purchase Price therefor, by wire transfer, check or other method acceptable to the Company. The date of the Closing is hereinafter referred to as the "Closing Date". If at the Closing any of the conditions specified in Section 5 shall not have been fulfilled, the Purchaser shall, at its election, be relieved of all of its obligations under this Agreement without thereby waiving any other rights it may have by reason of such failure or such non-fulfillment.

3. Representations of the Company. Except as set forth on the schedules hereto, the Company hereby represents and warrants to the Purchaser as follows:

         3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. Except as set forth on Schedule 3.1, the Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to so qualify would have a material adverse effect on the operations or financial condition of the Company. The Company has furnished to counsel to the Purchaser true and complete copies of its Certificate of Incorporation and By-laws, each as amended to date and presently in effect.

         3.2 Capitalization. The authorized capital stock of the Company (immediately prior to the Closing) will consist of (i) 50,000,000 shares of Common Stock of which 6,580,620 shares are issued and outstanding, (ii) 10,000,000 shares of preferred stock, of which 2,346,233 shares are designated as Series A-1 Preferred, none of which are issued and outstanding, (iii) 3,933,091 shares designated as Series A-2 Preferred, none of which are issued and outstanding and (iv) 3,724,676 undesignated shares, none of which are outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are 4,500,000 shares of Common Stock reserved for issuance pursuant to the Company's existing stock option plans. As of the date of this Agreement, the Company has issued options to purchase 2,423,640 shares of Common Stock. In addition, the Company has issued Common Stock purchase warrants to purchase 985,720 shares of Common Stock. No person or entity is entitled to (i) any preemptive right with respect to the issuance of any capital stock of the Company or (ii) any rights to demand the registration of any capital stock of the Company under the Securities Act of 1933, as amended (the "Securities Act"). All of the issued and outstanding shares of Common Stock have been offered, issued and sold by the Company in compliance with applicable Federal and state securities laws. There are no outstanding contractual obligations (contingent or otherwise) of the Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Company.

         3.3 Subsidiaries. The Company has no subsidiaries and does not own or control, directly or indirectly, shares of capital stock of any other corporation or any interest in any partnership, joint venture or other non-corporate business entity or enterprise.

         3.4 Stockholder List and Agreements. Attached hereto as Schedule 3.4 is a true and complete list of the stockholders of the Company who are the owners of greater than ten percent (10%) of the outstanding shares of Common Stock of the Company. Except for a Stockholders' Agreement by and among the Company and certain stockholders of the Company dated August 7, 2000 (the "August 2000 Stockholders' Agreement") or as contemplated by this Agreement, there are no agreements, written or oral, between the Company and any holder of its capital stock.

         3.5 Issuance of Shares The issuance, sale and delivery of the Purchased Shares in accordance with this Agreement and the Warrant, and the issuance and delivery of the shares of Common Stock issuable upon conversion of the Series A Preferred (the "Series A Conversion Shares") have been, or will be on or prior to the Closing, duly authorized and, as the case may be, reserved for issuance by all necessary corporate action on the part of the Company, and the Series A Preferred when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, and the Series A Conversion Shares, when issued upon conversion of the Series A Preferred, will be duly and validly issued, fully paid and nonassessable.

         3.6 Authority for Agreement. The execution, delivery and performance by the Company of this Agreement and all other agreements required to be executed by the Company on or prior to the Closing pursuant to Section 5.5 (the "Ancillary Agreements"), and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action including, without limitation, a consent of a majority of the shareholders of the Company. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their respective terms. The execution and performance of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance with their provisions by the Company: (i) will not violate any provision of law applicable to the Company; and (ii) will not conflict with or result in any material breach of any of the terms, conditions or provisions of, or constitute a default under, its Certificate of Incorporation or By-laws (each as amended to date and presently in effect), or any material indenture, lease, agreement or other instrument to which the Company is a party or by which it or any of its properties is bound.

         3.7 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Company in connection with the execution and delivery of this Agreement, the offer, issue, sale and delivery of the Series A Preferred, the issue and delivery of the Series A Conversion Shares or the other transactions to be consummated at the Closing, as contemplated by this Agreement, except (i) such filings as shall have been made prior to and shall be effective on and as of the Closing Date and (ii) if required, qualifications or filings under the Securities Act and other applicable state securities laws, which qualifications or filings, if required, will be obtained or made and will be effective within the time periods required by law. Assuming the accuracy of the representations and warranties made by the Purchaser in Section 4 of this Agreement, the offer and sale of the Series A Preferred to the Purchaser will be in compliance with applicable Federal and state securities laws.

         3.8 Litigation. Except as set forth on Schedule 3.8 hereto, there is no action, suit, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into it, or that would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the assets, condition (financial or otherwise), business or prospects of the Company or any change in the current equity ownership of the Company. Except as set forth on Schedule 3.8 hereto, there is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

         3.9 Financial Statements. The Company has filed with the SEC and also delivered to the Purchaser true and complete copies of a Balance Sheet and Income Statement of the Company (the "Financial Statements") as of and for the fiscal year ended December 31, 2001 and as of and for the quarter ended March 31, 2002 (the "Financial Statement Date"). The Financial Statements present fairly the financial condition and results of operations of the Company for the dates or periods indicated thereon and have been prepared in accordance with the generally accepted accounting principles (GAAP).

         3.10 SEC Documents. The Company has furnished or made available to the Purchaser true and complete copies of all reports or registration statements filed by it with the Securities and Exchange Commission (the "SEC") since May 15, 2002, all in the form so filed (all of the foregoing being collectively referred to as the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC.

         3.11 Absence of Liabilities. Except as set forth on Schedule 3.10 hereto, the Company has no liabilities, contingent or otherwise, other than liabilities reflected on the Financial Statements and incurred in the ordinary course of business since the Financial Statement Date, that individually or in the aggregate are material to the financial condition or operating results of the Company.

         3.12 Taxes. The Company has timely filed or has obtained presently effective extensions with respect to all material Federal, state, county and local tax returns which are required to be filed by it. Federal income tax returns of the Company have not been audited by the Internal Revenue Service, and no controversy with respect to taxes of any type is pending or, to the knowledge of the Company, threatened.

         3.13 Property and Assets. The Company has good title to all of its material properties and assets, and, except for: (i) the liens filed by financial lending Institutions and (ii) the liens and encumbrances incurred in the ordinary course of business; none of such properties or assets is subject to any mortgage, pledge, lien, security interest, lease, charge or encumbrance other than those the material terms of which are described in Schedule 3.13 hereto. 3.14 Intellectual Property. Set forth on Schedule

         3.14 hereto is a true and complete list of all patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names, copyrights and licenses presently owned or held by the Company and used in the conduct of the Company's business as conducted and as currently proposed to be conducted, as well as any agreement under which the Company has access to any confidential information used by the Company in its business (the "Intellectual Property Rights"). The Company owns, or has the right to use, free and clear of all liens, charges, claims and restrictions, all of the Intellectual Property Rights and any other rights and processes necessary for the operation of the business of the Company. Except as set forth on
Schedule 3.14, the Company has not received any communications alleging that the Company has violated or, by conducting its business as currently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other proprietary rights of any other person or entity ("Third-Party Intellectual Property Rights") and, to the Company's knowledge after due inquiry, the business proposed by the Company will not cause the Company to infringe or violate any Third Party Intellectual Property Rights. The Company is not aware of any violation by any third party of any Intellectual Property Rights of the Company or of any defects therein or in the title thereto. The Company is not aware that any employee is obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with: (i) the performance of such employee's duties as an officer, employee or director of the Company; (ii) the use of such employee's best efforts to promote the interests of the Company; or (iii) the Company's business as conducted or proposed to be conducted. Each current and former employee and officer of the Company has executed an employee confidentiality and invention assignment agreement and to the Company's knowledge, no person or entity (including, without limitation, any prior employer of any employee of the Company) has any right to or interest in any inventions, improvements, discoveries or other information assigned to the Company by any employee pursuant to an employee confidentiality and invention agreement or otherwise.

         3.15 Insurance. The Company maintains with financially sound insurers valid policies for workers' compensation insurance and insurance related to its properties and business covering such losses and risks, and in such amounts, as in the Company's judgment are necessary for the nature and extent of the Company's business; provided that, as of the date of this Agreement, the Company has not obtained director and officer liability insurance.

         3.16 Material Contracts and Obligations. The Company has filed with the
SEC: (i) each agreement which requires future expenditures by the Company in excess of $25,000; (ii) all material employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements, and distributor and sales representative agreements; (iii) any material agreement to which any stockholder, officer or director of the Company, or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act) is party, including, without limitation, any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity; and (iv) any agreement relating to the Intellectual Property Rights. There are no material agreements, understandings, instruments, contracts or proposed transactions or judgments, orders, writs or decrees to which the Company is a party or by which it is bound which (a) involve the license of any patent, copyright, trade secret or other proprietary right to or from the Company, (b) involve provisions impacting or affecting the development, manufacture or distribution of the Company's products or services, (c) involve indemnification by the Company with respect to infringement of proprietary rights, or (d) materially adversely affect the Company's business as now conducted or proposed to be conducted. All material contracts, agreements and instruments to which the Company is a party are valid, binding and in full force and effect in all material respects, and, to the Company's knowledge, there exists no event which constitutes or with notice or passage of time would constitute a material breach by the Company or any other party thereto.

         3.17 Related-Party Transactions. Except as set forth on Schedule 3.17 no employee, officer, or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. No member of the immediate family of any officer or director of the Company is directly or indirectly interested in any material contract with the Company.

         3.18 Employees. The Company does not have any deferred compensation agreements or bonus, incentive or profit sharing plans, either currently in effect or proposed, except for its stock option plans which cover the sale of up to 4,500,000 shares of Common Stock to employees, consultants and directors. The Company has no collective bargaining agreements with any of its employees and there is no labor union organizing activity or pending or threatened with respect to the Company. None of the Company's employees belongs to any union or collective bargaining unit. To the Company's knowledge, the Company has complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment. To the Company's knowledge, no employee of the Company is or will be in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement or other contract or agreement relating to the relationship of any such employee with the Company or any other party because of the nature of the business conducted or to be conducted by the Company or the use by the employee of his best efforts with respect to such business. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees and any existing employment agreements, the employment of each officer and employee of the Company is terminable at the will of the Company.

         3.19 Compliance. The Company has, in all material respects, complied with all laws, regulations and orders applicable to its present and proposed business and has all material franchises, permits and licenses and any similar authority for the conduct of its business now being conducted by it. Except as set forth on Schedule 3.19, there is no term or provision of any material mortgage, indenture, contract, agreement or instrument to which the Company is a party or by which it is bound, or, to the knowledge of the Company, of any state or Federal judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company, that materially adversely affects or, so far as the Company may now foresee, in the future, is reasonably likely to materially adversely affect the business, prospects, condition, affairs or operations of the Company or any of its properties or assets. To the Company's knowledge, no employee of the Company is in violation of any contract or covenant (either with the Company or with another entity) relating to employment, patent, other proprietary information disclosure, non-competition or non-solicitation.

         3.20 Absence of Changes. Since the Financial Statement Date, there has been no material adverse change in the condition, financial or otherwise, net worth or results of operations of the Company, other than changes occurring in the ordinary course of business which changes have not, individually or in the aggregate, had a materially adverse effect on the business, prospects, properties or condition, financial or otherwise, of the Company.

         3.21 Books and Records. The minute books of the Company contain complete records of all meetings and other corporate actions of its stockholders and its Board of Directors and committees thereof, and reflect all such actions accurately in all material respects. The stock ledger of the Company is complete and reflects all issuances, repurchases and cancellations of shares of capital stock of the Company and, to the knowledge of the Company, all transfers of shares of capital stock of the Company.

         3.22 Investment Company Representation. The Company is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         3.23 Brokerage or Finders' Fee. The Company does not have any contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

4. Representations of the Purchaser. The Purchaser represents and warrants to the Company as follows:

         4.1 Investment. The Purchaser is acquiring the Series A Preferred and the Series A Conversion Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, and with no present intention of distributing or selling the same, and, except as contemplated by this Agreement and the Exhibits hereto, the Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. The Purchaser understands that the Series A Preferred and the Series A Conversion Shares to be purchased by it have not been registered under the Securities Act and must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

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         4.2 Organization and Standing. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.

         4.3 Authority. The Purchaser has full power and authority to enter into and to perform this Agreement and the Ancillary Agreements in accordance with their terms and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance by the Purchaser of this Agreement and all other agreements required to be executed by any Purchaser on or prior to the Closing pursuant to Section 5.4, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action including all necessary corporate action. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Purchaser and constitute valid and binding obligations of the Purchaser enforceable in accordance with their respective terms. The execution and performance of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance with their provisions by the Purchaser: (i) will not violate any provision of law applicable to the Purchaser; and (ii) will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, its Certificate of Formation or Operating Agreement (each as amended to date and presently in effect), or any indenture, lease, agreement or other instrument to which the Purchaser is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to the Purchaser. The Purchaser further represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company.

         4.4 Experience. The Purchaser has carefully reviewed the representations concerning the Company contained in this Agreement and has made detailed inquiry concerning the Company, its business and its personnel; the officers of the Company have answered to the Purchaser's satisfaction all inquiries made by the Purchaser. The Purchaser has sufficient knowledge and experience in investing in companies similar to the Company, in terms of stage of development, so as to be able to evaluate the risks and merits of its investment in the Company, and has adequate net worth and means of providing for its current needs and contingencies to sustain a complete loss of its investment in the Company. The Purchaser's overall commitment to investments which are not readily marketable is not disproportionate to its net worth and such Purchaser's investment in the Series A Preferred will not cause such overall commitment to become excessive.

         4.5 Accredited Investor. The Purchaser is an "Accredited Investor" as defined in Rule 501 (a)(1)-(3) or (8) of Regulation D under the Securities Act.

         4.6 Brokerage Fees. The Purchaser does not have any contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

5. Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to purchase Series A Preferred at the Closing is subject to the fulfillment, or the waiver by the Purchaser, of the following conditions on or before the Closing Date:

         5.1 Accuracy of Representations and Warranties. Each representation and warranty contained in Section 3 shall be true and complete on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date.

         5.2 Certificate Of Designation. The Certificate of Designation shall have been filed with the Secretary of State of Delaware.

         5.3 Performance. The Company shall have performed and complied with all agreements and conditions contained in this Agreement and the Ancillary Agreements required to be performed or complied with by the Company prior to or at the Closing.

         5.4 Opinion of Counsel. The Purchaser shall have received an opinion from Reed Smith LLP, counsel for the Company, dated the Closing Date, addressed to the Purchaser, substantially in the form attached hereto as Exhibit C.

         5.5 Other Agreements and Conditions.

                (a) Registration Rights. The Registration Rights Agreement, attached hereto as Exhibit D, shall have been executed and delivered by the Company and the Purchaser.

                (b) Amended and Restated Stockholders' Agreement. The August 2000 Stockholders' Agreement shall be amended and restated in accordance with the terms and conditions of a certain term sheet entered into between the Purchaser and the Company dated May 3, 2002 and shall have been executed and delivered, in the form attached hereto as Exhibit E, by the Company, the Purchaser and the parties to the August 2000 Stockholders' Agreement.

                (c) Stock Purchase Warrant. The Warrant, attached hereto as Exhibit F, shall have been executed and delivered by the Company.

                (d) Stockholder Loans. The Loans to the Company from Nicholas Anderson and Stephen Shulman shall have been extended to mature on such date that the Company shall have received $5.0 million in gross proceeds from the sale of its securities; or on the later of (i) such date that the Company's net earnings for the preceding four (4) consecutive quarters shall exceed $1.0 million in the aggregate; or (ii) June 1, 2004.

                (e) New Credit Line. The Company shall have obtained a commitment letter for a $1.0 million new bank line of credit ("New Line").

         5.6 Securities Law Approvals. All registrations, qualifications, permits and approvals required under applicable state and federal securities laws for the lawful execution and delivery of this Agreement and the offer, sale, issuance and delivery of the Series A Preferred shall have been obtained, except for the notices required or permitted to be filed after the appropriate Closing Date with certain federal and state securities commissions, which notices the Company will file on a timely basis.

         5.7 Certificates and Documents. The Company shall have delivered to counsel to the Purchaser:

                (a) The Articles of Incorporation of the Company, as in effect prior to the Closing, certified by the Secretary of State of the State of Delaware;

                (b) Certificates, as of the most recent practicable dates, as to the corporate good standing of the Company issued by the Secretary of State of the State of Delaware;

                (c) By-laws of the Company, certified by its Secretary or Assistant Secretary as being in effect as of the Closing Date;

         (d) Resolutions of the Board of Directors of the Company, authorizing and approving all matters in connection with this Agreement, the Ancillary agreements and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date;

         (e) Resolutions of the stockholders of the Company, authorizing and approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; and

         (f) A waiver letter from Bank One, Michigan waiving the Company's non-compliance with certain covenants set forth in the loan agreement by and between the Company and Bank One, Michigan.

         5.8 Compliance Certificate. The Company shall have delivered to the Purchaser a certificate, executed by the President of the Company, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 5.1, 5.2, 5.3 and 5.5 of this Agreement.

         5.9 Other Matters. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser and to their counsel, and the Purchaser and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

6. Conditions to the Obligations of the Company. The obligations of the Company under Section 1.2 of this Agreement are subject to fulfillment, on or before the Closing Date, of each of the following conditions:

         6.1 Accuracy of Representations and Warranties. Each representation and warranty contained in Section 4 shall be true and complete on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date.

         6.2 Purchase Price. The Purchaser shall have delivered to the Company the aggregate Purchase Price.

         6.3 Securities Law Approvals. All registrations, qualifications, permits and approvals required under applicable state and federal securities laws for the lawful execution and delivery of this Agreement and the offer, sale, issuance and delivery of the Series A Preferred shall have been obtained, except for the notices required or permitted to be filed after the appropriate Closing Date with certain federal and state securities commissions, which notices the Company will file on a timely basis.

         6.4 Other Agreements. The Purchaser shall have executed and delivered each of the agreements referenced in Section 5.5(a) and (b).

7. Successors and Assigns. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective successors, assigns, heirs, executors and administrators of the parties hereto.

8. Confidentiality. The Purchaser agrees that it will keep confidential and will not use, disclose or divulge, for any purpose other than to monitor such Purchaser's investment in the Company, any confidential, proprietary or secret information which the Purchaser has heretofore obtained or may hereafter obtain from the Company including, without limitation, financial statements, reports and other materials submitted by the Company to the Purchaser pursuant to this Agreement, or pursuant to visitation or inspection rights granted hereunder ("Confidential Information"), unless such Confidential Information is known or, until such Confidential Information becomes known, to the public other than as a result of a disclosure by such Purchaser; provided, however, the Purchaser may disclose Confidential Information (i) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with its investment in the Company, (ii) to any prospective purchaser of any Series A Preferred from the Purchaser, or (iii) to any affiliate of the Purchaser or to a partner, shareholder or subsidiary of such Purchaser, provided that, (x) in the case of clause (ii) and (iii) above, the Company is given ten (10) days advanced written notice of such proposed disclosure and has not reasonably objected to such proposed disclosure within said ten (10) day period, and (y) in each case, the person to whom any Confidential Information is disclosed agrees in writing prior to such disclosure to be bound by the provisions of this Section, a copy of which shall be delivered to the Company prior to any such disclosure.

9. Survival of Representations and Warranties. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby until such point in time in which any party's right to bring a cause of action due to a breach of any representation and warranty contained herein would be time barred due to the expiration of the applicable statute of limitations period to bring such claim; provided, however, that the agreements contained in
Section 8 with respect to Confidential Information shall continue in perpetuity.

10. Legends on Stock Certificates. Each outstanding certificate representing either shares of Series A Preferred or Common Stock to be issued pursuant to the terms of this Agreement shall bear such legends as are set forth in Section 4.1 of the Amended and Restated Stockholders' Agreement entered into on even date herewith.

11.      Post Closing Covenants.

         11.1 Directors and Officers Liability Insurance. Within 120 days of the date of the Closing, the Company shall have obtained directors and officers liability insurance.

         11.2 Michigan Annual Report. Within 30 days of the date of Closing, the Company will file all delinquent annual reports with the Secretary of State of Michigan and pay all fees associated therewith.

         11.3 Settlement. Within 30 days of the date of Closing, the Company shall use $5,000 of the Purchase Price to satisfy the Company's payment obligations pursuant to a certain settlement agreement entered into between the Company and a certain manufacturer, as described on Schedule 3.8, and also deliver the 7,500 newly issued shares of Common Stock.

         11.4 Repayment of Bank One. The Company shall use approximately $220,000 of the proceeds from the sale of the Purchased Shares and approximately $220,000 of the proceeds from the New Line to repay the Company's borrowings owed to Bank One, Michigan.

12. Expenses. The Company shall pay, and hold the Purchaser harmless against liability for the payment of (a) total out of pocket expenses of the Purchaser arising in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement, which shall be payable at the Closing to the extent then known (and the remainder, if any, or if the Closing does not occur, payable upon demand),
(b) the attorneys' fees of Milbank, Tweed, Hadley & McCloy, LLP, counsel to the Company, arising in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement, which shall be payable at the Closing to the extent then known (and the remainder, if any, or if the Closing does not occur, payable upon demand),
(c) the reasonable attorneys fees of Reed Smith LLP, counsel to the Company, arising in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement, which shall be payable at the Closing (and the remainder, if any, or if the Closing does not occur, payable upon demand).

13. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

         If to the Company, at Power Efficiency Corporation, 4220 Varsity Drive, Suite E, Ann Arbor, Michigan 48108, FAX: (734) 975-9115, Attention: President, or at such other address or addresses as may have been furnished in writing by the Company to the Purchaser, with a copy to Reed Smith LLP, One Riverfront Plaza, Newark, NJ 07102, Attention: Gerard S. DiFiore, Esq. FAX: (973) 621-3199.

         If to the Purchaser, at Summit Energy Ventures, LLC, 423 Second Avenue, Ext. S, Metropole Building, Suite 31, Seattle, WA 98104, FAX: (206) 624-9928,
Attention: Steve Strasser or at such other address or addresses as may have been furnished in writing by the Purchaser to the Company with a copy to Milbank, Tweed, Hadley & McCloy, LLP, 630 Hansen Way, Second Floor, Palo alto, CA 94304.

         Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended; provided that if such communication is received after 5:00 p.m. on any day it shall be deemed to have been duly given on the next business day. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving tile other parties notice in the manner set forth in this Section.

14. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

15. Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders in interest of no less than 66-2/3% of the then-outstanding shares of Series A Preferred and the Series A Conversion Shares taken together. Any amendment or waiver effected in accordance with this Section 13 shall be binding upon each holder of any shares of Series A Preferred (including holders of Series A Conversion Shares) and each future holder of all such securities and the Company. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

16. Counterparts; Facsimile Execution. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile copies showing the signatures of the parties, and those signatures need not be affixed to the same copy.

17. Headings. The headings of the sections, subsections, and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

18. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law or conflicts of law provisions thereof.

20. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.


                            [Signature pages follow]

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.



                                  POWER EFFICIENCY CORPORATION


                                  By: /s/ Stephen Shulman
                                     ---------------------------------------

                                  Name:  Stephen Shulman

                                  Title:  President



                                  SUMMIT ENERGY VENTURES, LLC
                                  By: NorthWest Power Management, Manager

                                  By: /s/ Steven Strasser
                                     ---------------------------------------

                                  Name: Steven Strasser

                                  Title: President

                                    EXHIBIT A

                           Certificate of Designation

                                    EXHIBIT B

                                 Use of Proceeds



Financing
Proceeds from Equity Investment                               $2,500,000
Bank line Availability (A/R and Inventory)                     1,000,000
                                                               ---------
Total Available Funds                                         $3,500,000
                                                              ----------


Equity Investment  $2,500,000
& Bank Line $1,000,000 = $3,500,000 - Use of Proceeds
Accounts Payable/ Accrued Expenses                             $ 400,000
Bank Line reduction                                              220,000
Inventory build-up                                               230,000
FY 2002 - Cash Deficit                                           200,000
Finance Accounts Receivable                                      200,000
Finance Increased Inventory Levels                               300,000
General Working Capital                                        1,950,000
                                                               ---------
Total  Use of  Proceeds                                        3,500,000

                                    EXHIBIT C

                          Opinion of Company's Counsel

                                    EXHIBIT D

                          Registration Rights Agreement

                                    EXHIBIT E

                         Amended Stockholders' Agreement

                                    EXHIBIT F


                                     Warrant

                                  Schedule 3.1

                            Organization and Standing


         The Company is qualified to do business in Michigan but is delinquent in the filing of its annual reports to that state.







                                  Schedule 3.4

                              10% Stockholders List


Name                                   Number of Shares Outstanding

Nick Anderson                          1,379,833
Anthony Caputo                         1,361,085
Performance Control, LLC               1,004,853





                                  Schedule 3.8

                                   Litigation


         The Company was involved with certain claims and counterclaims related to litigation for breach of contract arising out of the manufacture of certain electronic component parts. The Company has entered into a settlement agreement with this manufacturer and the performance of the terms of the settlement are still pending by both parties. In the settlement, the Company has agreed to pay $5,000 and issue 7,500 shares of Common Stock. The shares of Common Stock have been issued and the shares and cash will be delivered after the Closing.




                                  Schedule 3.13

                               Property and Assets


         The Company owes back rent on its Ann Arbor facility in the approximate amount of $19,000 and on its NYC facility in the approximate amount of $11,000.

                                  Schedule 3.14

                              Intellectual Property


Trademarks:

         Power Commander(R)


Trademark applications:

         None


Patents:

         The Balanced and Synchronized Phase Detector for an AC Induction Motor Controller, No. 5,821,726 issued on October 13, 1998.


Patent Applications:

         None

Licenses

         The Company is the exclusive United States licensee of certain Power Factor Controller Technology owned by the United States of America, as represented by NASA. The rights under the license agreement, which are non-transferable and may not be sublicensed without NASA's consent, expire in December 2002.


Copyrights:

         None

                                  Schedule 3.17

                     Related Party Loans As of May 31, 2002



Long Term Stockholder Loans due June 1, 2004

         -  Nick Anderson                              $375,000
         -  Stephen Shulman                              28,000

Loans to be repaid out of proceeds

         -  Scott Caputo  (Bridge Loan)                  50,426
         -  Art Smith                                    27,000







                                  Schedule 3.19

                                   Compliance


         The Company is not in compliance with certain covenants in its loan agreement with Bank One and is in the process of seeking an appropriate waiver.



                                      -3-